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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Brooke Group Ltd. on Form S-3 (File No. 33-38869 and File No. 33-63119) and Form S-8 (File No. 333-24217 and File No. 333-50189) of: (i) our report, dated April 8, 1998, on our audits of the consolidated financial statements and financial statements schedule of Brooke Group Ltd. and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995 and
(ii) our report, dated March 31, 1998 on our audits of the consolidated financial statements of New Valley Corporation and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which reports are included in this Annual Report on Form 10-K/A No. 2.

/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

Miami, Florida
June 1, 1998